EXHIBIT 10.1

BARCLAYS
745 Seventh Avenue
New York, New York 10019

PERSONAL AND CONFIDENTIAL

July 15, 2014

Platform Specialty Products Corporation

Address: c/o MacDermid Holdings, LLC
245 Freight Street
Waterbury, Connecticut 06702

Attention: General Counsel

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”) (the “Commitment Party,” “we” or “us”), that Platform Specialty Products Corporation (“PSP” or “you”) either directly or through its wholly-owned subsidiary MacDermid, Incorporated (the “Borrower”) or one of its other subsidiaries intends to acquire (the “Acquisition”) the “Chemtura AgroSolutions” business (including certain subsidiaries of Chemtura Corporation) (collectively, the “Acquired Business”) from Chemtura Corporation and certain of its subsidiaries (collectively, the “Seller”), pursuant to a stock and asset purchase agreement (the “Acquisition Agreement”) and to consummate certain transactions described therein (as described in Exhibit A and as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below), the “Transactions”), in each case on the terms and subject to the conditions set forth in this Amended and Restated Commitment Letter and Exhibits A and B (collectively, the “Commitment Letter”).

You have also advised us that the total cost of the Acquisition (and related fees, commissions and expenses (collectively, “Transaction Costs”)) after consummation of the Acquisition will be financed from borrowings by the Borrower of $405 million of incremental first lien term loans (the “First Lien Facility”) incurred under and in accordance with Section 2.14 of the amended and restated credit agreement dated as of June 7, 2013 (as amended, restated and/or otherwise modified on October 31 2013 and from time to time, the “Existing Credit Agreement”) and as entered into among, inter alia, the Borrower, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, sole lead arranger and sole bookrunner and Credit Suisse Securities (USA) LLC, as syndication agent, and having the terms set forth in Exhibit A.

1.	Commitments and Agency Roles

You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent and collateral agent (collectively in such capacities, the “Administrative Agent”) for the First Lien Facility. You hereby appoint Barclays to act, and Barclays hereby agrees to act, as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for the First Lien Facility. The Arranger and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles. In such capacities we may, in our discretion and as reasonably acceptable to you, appoint

Commitment Letter

additional agents and co-agents in connection with the First Lien Facility. Barclays is pleased to hereby provide to you its commitment (the “Commitment”) to provide 100% of the First Lien Facility upon the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter.

Our fees for services related to the First Lien Facility are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit A and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with the First Lien Facility unless you and we shall so agree; provided that on or before the close of business on June 15, 2014 you may appoint up to one additional arranger that is reasonably satisfactory to us and such additional arranger may be awarded the title of joint lead arranger and joint book runner, so long as (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the First Lien Facility and, with respect to the First Lien Facility, Barclays shall hold the leading role and responsibilities conventionally associated with such “left” placement, (ii) such additional arranger (or its lending affiliate) shall provide a commitment with respect to the First Lien Facility commensurate with its economics with respect thereto in a form reasonably satisfactory to Barclays and (iii) Barclays shall be entitled to a pro rata percentage of, but not less than 35% of the commitments and related economics in respect of the First Lien Facility.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject to the following conditions: (i)  since December 31, 2012, there has not been a Business Material Adverse Effect (as defined below). “Business Material Adverse Effect” means any change or effect that, individually or in the aggregate, has had a material adverse effect on the assets, results of operations or financial condition of the Business, taken as a whole; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (a) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs (except to the extent such change has a materially disproportionate adverse effect on the Business as compared to other companies which operate in the same industries as the Business), (b) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business (except to the extent such change has a materially disproportionate adverse effect on the Business  as compared to other companies which operate in the same industries as the Business), (c) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, Purchaser or its Affiliates and including any actions by customers, suppliers or personnel, (d) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States or any escalation or worsening of any of the foregoing, (e) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with Purchaser) (it being understood that this clause (e) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Business Material Adverse Effect) or (f)  the taking of any action required by, or the failure to act to the extent such action is

Commitment Letter

specifically prohibited by, this Agreement or any Transaction Document. Capitalized terms used in this clause (i) but not defined herein are used with the meaning assigned to them in the Acquisition Agreement and (ii) the conditions precedent set forth in Exhibit B. The conditions to closing and initial funding of our commitments hereunder on the Closing Date are limited to only those conditions set forth or referred to in this paragraph.

3.	Syndication

The Arranger shall commence syndication of the First Lien Facility to prospective Lenders (as such term is defined in Exhibit A) promptly upon the execution of this Commitment Letter and, in connection with its syndication of the First Lien Facility, the Arranger will select the Lenders after consultation with you provided that we agree not to syndicate the commitment under the First Lien Facility or any portion thereof to certain banks, financial institutions and other institutional, investors and funds that have been specified in writing to the Commitment Party by you at any time prior to the date of delivery hereof (or, if after such date but prior to the commencement of general syndication, that are reasonably acceptable to the Commitment Party). The Arranger will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations and notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of you, the Borrower, the Acquired Business and your and their respective subsidiaries. To ensure an orderly and successful syndication of the First Lien Facility, you agree that, until the date (the “Syndication Termination Date”) which is the earliest of (a) the termination by the Arranger of syndication of the First Lien Facility, (b) 60 days following the Closing Date and (c) the “successful syndication” of the First Lien Facility (as defined in the Fee Letter), you will not, and agree to use commercially reasonable efforts to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt security of you, the Acquired Business or the Borrower or any of your or their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security (including the Existing Credit Agreement) in each case without the prior written consent of the Arranger (other than the First Lien Facility, indebtedness permitted pursuant to the Acquisition Agreement, and purchase money indebtedness and capitalized lease obligations incurred in the ordinary course of business).

You agree to, and agree to use commercially reasonable efforts to cause the Acquired Business to, cooperate with, and provide information reasonably required by, the Arranger in connection with all syndication efforts, including: (i) as soon as practicable after the date of this Commitment Letter, assist in the preparation of a customary information memorandum and other customary presentation materials (collectively, “First Lien Facility Marketing Materials”) reasonably acceptable in form and content to the Arranger for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the First Lien Facility regarding the business, operations, financial projections and prospects of you, the Borrower and the Acquired Business and your and their respective subsidiaries, including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of you, the Borrower or the Acquired Business that the Arranger deems reasonably necessary to complete the syndication of the First Lien Facility; (ii) using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating from Moody’s, a corporate credit rating from S&P and a credit rating for the First Lien Facility from each of Moody’s and S&P; (iii) arranging for direct communications at reasonable

Commitment Letter

times and places, using reasonable methods (including telecommunications), with prospective Lenders, excluding Disqualified Lenders, in connection with the syndication of the First Lien Facility (including without limitation direct contact between appropriate senior management, representatives and advisors of you and the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Acquired Business) and participation of such persons in such meetings); and (iv) hosting (including any preparations with respect thereto) with the Arranger at places and times reasonably requested by the Arranger one or more conference calls with prospective Lenders and, in connection with such conference calls, consulting with the Arranger with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of you and the Borrower to rehearse such presentations prior to such conference calls, as reasonably requested by the Arranger. You agree that the Arranger has the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to you; provided that the Arranger will submit a copy of any such advertisement to you for your prior written approval, which approval will not be unreasonably withheld or delayed. You further agree that any references to the Arranger or any of its affiliates made by you or your affiliates in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Arranger, which approval shall not be unreasonably withheld or delayed.

You will be solely responsible for the contents of the First Lien Facility Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof. You and the Borrower agree that such information regarding the First Lien Facility and information provided by you and the Borrower or your or its representatives to the Arranger in connection with the First Lien Facility (including, without limitation, draft and execution versions of the Loan Documents, information packages, presentations and publicly filed financial statements) may be disseminated to prospective Lenders and other persons through one or more Intranet sites (including an IntraLinks or Syndtrak workspace) created for purposes of syndicating the First Lien Facility or otherwise in accordance with the Arranger’s standard syndication practices (including hard copy and via electronic transmissions) which shall contain standard confidentiality undertakings.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arranger’s request, you agree to prepare an additional version of the First Lien Facility Marketing Materials that does not contain material non-public information concerning you, the Borrower, the Acquired Business or your or their respective subsidiaries or affiliates or your or their respective securities for purposes of foreign and United States federal and state securities laws (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the First Lien Facility. Before distribution of any Facility Marketing Materials in connection with the syndication of the First Lien Facility (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective and existing Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that unless specifically labeled “PRIVATE — CONTAINS NON-PUBLIC INFORMATION,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the First Lien Facility, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain MNPI.

Commitment Letter

4.	Information

You represent and covenant that (i) all information (other than projections and other forward-looking information and information of a general economic or industry nature) that has been or will be provided to the Arranger, the Commitment Party, the prospective Lenders or any of our or their respective affiliates directly or indirectly by you or the Borrower or, to the best of your knowledge, on behalf of the Acquired Business, in connection with the Transactions is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the projections and other forward-looking information that have been or will be made available directly or indirectly to the Arranger, the Commitment Party, the prospective Lenders or any of our or their respective affiliates by or on behalf of you or the Borrower and, to the best of your knowledge, the Acquired Business, have been and will be prepared in good faith based upon assumptions believed by management of the preparer thereof to be reasonable when made and when initially made available to the Arranger, the Commitment Party, the prospective Lenders and our or their respective affiliates and on the Closing Date, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects in light of the circumstances in which statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use, rely on and assume the accuracy and completeness of all of the financial, accounting, tax and other information and projections discussed with or reviewed by us for such purposes, without independent verification thereof, and we do not assume responsibility for the accuracy or completeness thereof.

5.	Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to provide the services described herein and proceed with the documentation of the First Lien Facility, you hereby agree to indemnify upon demand and hold harmless the Administrative Agent and the Arranger and each other agent or co-agent (if any) designated by the Arranger with respect to the First Lien Facility and Barclays in any other capacity to which it may be appointed by you in connection with the Transactions, the Commitment Party and our and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including all reasonable and documented fees and disbursements of any law firm or other external counsel, but limited to (i) one counsel to the Indemnified Persons taken as a whole, (ii) in the case of any actual or reasonably perceived conflict of interest, additional counsel to the affected Indemnified Persons or group of Indemnified Persons, limited to one such additional counsel for each affected Indemnified Persons or group of Indemnified Persons so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty) which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the First Lien Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the First Lien Facility, including any actual or prospective claim, litigation, investigation or proceeding relating to

Commitment Letter

any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether direct, indirect, or consequential (whether or not we or any other Indemnified Person is a party to, or you or the Borrower or any affiliate thereof initiated or is a party to, any action, suit, proceeding or claim out of which any such expenses arise); provided that you will not have to indemnify any Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or the material breach by such Indemnified Person of its obligations under this Commitment Letter, the Fee Letter or the First Lien Facility (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or arises from any dispute between or among any Indemnified Parties (other than any dispute against an Agent or Arranger) and not involving any act or omission by the Borrower or any of its affiliates. Notwithstanding any other provision of this Commitment Letter, except to the extent any such damages result from the willful misconduct, bad faith or gross negligence of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgment, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

Neither you, we nor any other Indemnified Person will be responsible or liable to you, us or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the First Lien Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the First Lien Facility; provided that the foregoing shall not otherwise affect your indemnity obligations as set forth in this Section 5.

6.	Assignments

This Commitment Letter may not be assigned by us or you without the prior written consent of the Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person); provided that Barclays may assign its commitments and agreements hereunder, in whole or in part, to (X) any of its affiliates, (Y) additional arrangers or (Z) any Lender (including without limitation as provided in Section 3 above) so long as such assignment in the case of clause (Z) does not relieve us of our obligation to provide 100% of the First Lien Facility on the Closing Date to the extent the conditions thereto have been satisfied. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.	USA PATRIOT Act Notification

Barclays hereby notifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates, including the name and address of each such Person and other information that will allow

Commitment Letter

Barclays and each Lender to identify you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for Barclays and each prospective Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by the Commitment Party, the Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of you, the Borrower and your and its subsidiaries as well as their other employees involved in the contemplated Transaction, and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Party (or, if not practical to provide prior notice, providing notice to the Commitment Party as soon as practical) and with appropriate redactions as requested by the Commitment Party to the extent permitted under applicable law, pursuant to applicable law, regulation or rules of any applicable stock exchange or compulsory legal process, in the reasonable discretion of the you and the Borrower (upon the advice of counsel), including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to your and the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the First Lien Facility to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business (including its direct and indirect parent companies, as applicable) and its officers, directors, agents and advisors who are directly involved in the consideration of the First Lien Facility to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence; provided that, to the extent redacted in a manner reasonably acceptable to Barclays, the Fee Letter may be made available to the Acquired Business and its officers, directors, agents and advisors who are directly involved in the consideration of the First Lien Facility to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, and (iii) this Commitment Letter or the information contained herein to rating agencies.

You acknowledge that Barclays and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions (including long or short positions) in securities, loans or indebtedness, or options thereon, of you, the Borrower, the Acquired Business and other companies that may be the subject of the Transactions. Barclays and its affiliates may have economic interests that are different from or conflict with those of you or the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that Barclays will not have any obligation to disclose such interests and transactions to you or the Borrower by virtue of any fiduciary, advisory or agency relationship. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against Barclays for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Barclays will not have any liability (whether direct or indirect) to you or the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your or its behalf, including your or its equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests.

Commitment Letter

You are relying on your own experts and advisors to determine whether the Transactions are in your best interests. You agree that we will act under this Commitment Letter as an independent contractor. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Borrower, the Acquired Business (provided that such persons agree to hold the same in confidence, to the extent Barclays is required to hold the same in confidence hereunder) and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

In addition, please note that Barclays Capital Inc. has been retained by PSP as financial advisor (in such capacity, the “Financial Advisor”) to PSP in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

Please note that Barclays and its affiliates do not provide tax, accounting or legal advice.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan,

Commitment Letter

or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

The provisions of Sections 3, 5 and 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the First Lien Facility is made available; provided Section 3 shall survive only until the Syndication Termination Date. Except as provided in the preceding sentence, none of the agreements hereunder will survive the termination of this Commitment Letter.

10.	Termination; Acceptance

This Commitment Letter amends and restates in its entirety the Commitment Letter, dated as of April 16, 2014, by and among you and the Commitment Party.

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the earlier to occur of (i) the consummation of the Acquisition, (ii) the Termination Date (under and as defined in the Acquisition Agreement), (iii) November 1, 2014, and (iv) written notice by you to terminate this Commitment Letter.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties.  No person has been authorized by Barclays to make any oral or written statements that are inconsistent with this Commitment Letter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on July 15, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

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Commitment Letter

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:  /s/ Kevin Crealese
Name:  Kevin Crealese
Title: Managing Director

Commitment Letter Signature Page

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:  /s/ Frank J. Monteiro
Name:  Frank J. Monteiro
Title: Chief Financial Officer

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Exhibit A

Summary of Terms and Conditions of the First Lien Facility

This Summary of Terms and Conditions outlines certain terms and conditions of the First Lien Facility.

Borrower:	MacDermid, Incorporated and each other Borrower (as defined in the Existing Credit Agreement) permitted to incur the First Lien Facility under the Existing Credit Agreement.

Guarantors:
Platform Specialty Products Corporation (“PSP”) and those subsidiaries of PSP acting as guarantors under the Existing Credit Agreement, including the Acquired Business to the extent required to be guarantors under the Existing Credit Agreement (the “Guarantors”), will jointly and severally guarantee the obligations of the Borrower under the First Lien Facility.

Collateral:
The same collateral securing the secured obligations under the in the Existing Credit Agreement, including with respect to the Acquired Business (it being understood and agreed that, with respect to the Acquired Business, to the extent any security interest in any collateral is or cannot be perfected on the Closing Date (other than (a) the pledge and perfection of the security interest in the certificated equity interests of each subsidiary of the Borrower and the Guarantors required to be pledged under the Existing Credit Agreement (it being understood and agreed that such pledges shall be limited to any pledges required to be delivered under the Existing Credit Agreement and related loan documents) and (b) other assets pursuant to which a lien may be perfected by filing of a financing statement under the Uniform Commercial Code) after use of commercially reasonable efforts to do so, then the perfection of a security interest in such collateral shall not constitute a condition precedent to the availability of the First Lien Facility on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower (and in no event later than 90 days following the Closing Date or any earlier date required by the Existing Credit Agreement).

Sole Bookrunner and Sole
Lead Arranger:
Barclays Bank PLC (“Barclays”) will act as sole bookrunner and sole lead arranger (in such capacities, the “Arranger”) for the First Lien Facility and will perform the duties customarily associated with such roles.

Administrative Agent:
Barclays will act as sole and exclusive administrative agent and collateral agent (collectively in such capacities, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such roles.

Commitment Letter Exhibit A-1

Lenders:	Banks, financial institutions and institutional lenders selected by the Arranger (each, a “Lender” and together the “Lenders”) (excluding Disqualified Lenders).

Facility:
A first lien incremental term loan facility in an aggregate principal amount equal to $405 million (the “First Lien Facility”) incurred, at the option of the Arranger, either by way of an increase to the principal amount of the existing term loan facility under the Existing Credit Agreement or by the establishment of a new tranche of term loans, in each case, under and in accordance with Section 2.14 of the Existing Credit Agreement.

Purpose/Use of Proceeds:	The proceeds of the First Lien Facility will be used by the Borrower to fund, in part, the Acquisition (including paying all Transaction Costs).

Closing Date:	The date on which the borrowings under the First Lien Facility are made and the Acquisition is consummated in accordance with the Commitment Letter (the “Closing Date”).

Availability:	The First Lien Facility shall be made in a single drawing on the Closing Date. Repayments and prepayments of the First Lien Facility may not be reborrowed.

Maturity:	June 7, 2020 (the maturity date of the term loans currently outstanding under the Existing Credit Agreement).

Interest Rate:	The interest rates under the First Lien Facility will be as follows:

At the option of the Borrower, Eurocurrency Rate plus 3.00% or Base Rate plus 2.00% with a step-down of 25 basis points on or after September 30, 2014 so long as the First Lien Net Leverage Ratio is less than 3.25 to 1.00 and the Total Net Leverage Ratio is less than 5.75 to 1.00, as more further detailed in the Existing Credit Agreement.

The Borrower may elect interest periods of one, two, three or six months (or nine or twelve months if available to all applicable Lenders) for Eurocurrency Rate borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

Base Rate is the highest of (i) Barclays’ Prime Rate, (ii) the Federal Funds Effective Rate plus ½ of 1.0% and (iii) one-month Eurocurrency Rate plus 1.0%.

Eurocurrency Rate will at all times include statutory reserves and shall be deemed to be not less than 1.00 % per annum.

Commitment Letter Exhibit A-2

Issue Price
99.0% (or better if agreed by the Arranger)  payable to the applicable Lenders; provided that the discount to par reflected in the issuance price of First Lien Facility may, at the election of the Arranger, be taken in the form of an upfront fee paid on the Closing Date.

For the avoidance of doubt, calculations of fees, and interest with respect to the First Lien Facility, shall be calculated based on the full stated principal amount of the First Lien Facility.

Amortization:	Substantially as set forth in the Existing Credit Agreement with respect to the existing term loans thereunder.

Default Interest:	Substantially as set forth in the Existing Credit Agreement.

Yield Protection and Taxes:	Substantially as set forth in the Existing Credit Agreement.

Voluntary Prepayments:	Substantially as set forth in the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

In the event that all or any portion of the First Lien Facility is voluntarily prepaid as part of a Repricing Transaction (as defined below) (including pursuant to the yank-a-bank provision of the Existing Credit Agreement) within 6 months of the Closing Date, such prepayments shall be made at 101% of the principal amount so prepaid. As used herein, “Repricing Transaction” means the prepayment or refinancing of all or a portion of the First Lien Facility with the incurrence by the Borrower or any Guarantor of any senior bank loan financing having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith not payable to Lenders generally) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such loans under the First Lien Facility, including, without limitation, as may be effected through any amendment to the Existing Credit Agreement relating to the interest rate for, or weighted average yield of, the First Lien Facility (including any mandatory assignment in connection therewith).

Mandatory Prepayments:	Substantially as set forth in the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

Representations and
Warranties:	Substantially as set forth in the Existing Credit Agreement.

Covenants:	Substantially as set forth in the Existing Credit Agreement.

Financial Covenants:	None.

Events of Default:	Substantially as set forth in the Existing Credit Agreement.

Commitment Letter Exhibit A-3

Conditions Precedent to
Borrowing:
The several obligation of each Lender to make, or cause an affiliate to make the First Lien Facility will be subject only to the conditions set forth or referred to in Section 2 of the Commitment Letter and Exhibit B to the Commitment Letter.

Assignments and
Participations:	Substantially as set forth in the Existing Credit Agreement.

Amendments and
Required Lenders:	Substantially as set forth in the Existing Credit Agreement.

Indemnity and Expenses:	Substantially as set forth in the Existing Credit Agreement.

Governing Law and
Jurisdiction:	New York (as set forth in the Existing Credit Agreement).

Counsel to the Arranger
and the Administrative Agent:	Latham & Watkins LLP.

The foregoing is intended to summarize certain terms and conditions of the First Lien Facility. It is not intended to be a definitive list of all of the requirements of the Borrower and the Guarantors in connection with the First Lien Facility other than the conditions precedent to the funding of the First Lien Facility.

Commitment Letter Exhibit A-4

Exhibit B

Conditions Precedent to the First Lien Facility

The following shall have occurred prior to or concurrently with the initial extensions of credit under the  First Lien Facility .

1.
Concurrent Transactions: The proceeds from the borrowings made pursuant to the First Lien Facility on the Closing Date will be sufficient together with other cash on hand of the Borrower to consummate the Acquisition, refinance all existing debt of the Acquired Business (other than existing debt permitted to survive pursuant to the terms of the Acquisition Agreement) and pay the Transaction Costs. The terms of the Acquisition Agreement (including all exhibits, schedules, annexes and other attachments thereto) and all related material documents (including transitional services agreements) shall be reasonably satisfactory to the Arranger; (it being understood that the bid draft of the Acquisition Agreement dated as of April 16, 2014 and received by counsel to the Lead Arranger at 5:01 p.m. Pacific Standard Time on April 16, 2014 is in form and substance satisfactory to the Lead Arranger). The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the First Lien Facility in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to your or the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arranger (it being understood that any change in the price (including any price decrease) of the Acquisition of 10% or greater will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of the Arranger, and any such reduction of price shall be applied to the First Lien Facility on a pro rata basis).

2.	Fee Letters. You, the Borrower and the Guarantors shall make the payments of any fees and expenses required to be made in the Fee Letter.

3.
Representations. (a) With respect to representations relating to the Acquired Business, the representations made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders and which the breach thereof will excuse PSP and Borrower (or any of their affiliates) from their obligations to consummate the Acquisition shall be true and correct as of the Closing Date (the “Acquired Business Representations”); and (b) with respect to representations relating to you, the Borrower and its and your subsidiaries, the Specified Representations (as defined below) shall be true and correct as of the Closing Date, it being understood and agreed that the only representations the accuracy of which will be a condition precedent to the availability of the First Lien Facility on the Closing Date will be the Acquired Business Representations and the Specified Representations. For purposes hereof, “Specified Representations” means the representations and warranties referred to or incorporated by reference in Exhibit A relating to corporate existence and good standing, requisite power and authority to enter into the Loan Documents, due authorization, execution, delivery and enforceability of the Loan Documents (including the Existing Credit Agreement and the Fee Letter); no conflicts of the Loan Documents with the organizational documents, any material debt agreement or material applicable law; environmental compliance; insurance; taxes; no litigation to enjoin the funding of the First Lien Facility; no default; accuracy and completeness of historical financial statements; Investment Company Act; FCPA; OFAC; margin stock; solvency of you and the Borrower and your respective subsidiaries on a consolidated and pro forma basis for the Acquisition and the financing thereof; senior indebtedness; and Patriot Act.

Commitment Letter Exhibit B-1

4.
Definitive Documents; Customary Closing Conditions. (i) the definitive loan documents relating to the First Lien Facility, guarantees and any other related definitive documents (collectively, the “Loan Documents”) shall have been prepared by Barclays’ counsel based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise consistent with documentation for financings of this kind, with such changes thereto as may be mutually agreed, and shall have been executed and delivered by you, the Borrower and each of its and your subsidiaries party thereto and any Lender party thereto; (ii) the Arranger shall have received customary forms or legal opinions, evidence of authority, officer’s certificates, corporate organizational and governing documents, good standing certificates, a solvency certificate from the chief financial officer of you and the Borrower in form and substance reasonably satisfactory to the Administrative Agent, resolutions and other customary closing certificates as are customary for transactions of this type and reasonably satisfactory to the Arranger; and (iii) all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral (as defined in Exhibit A) shall have been executed and delivered and, if applicable, be in proper form for filing subject to the limitations described in Exhibit A hereto under the heading “Collateral”.

5.
Patriot Act. Each Lender shall have received at least 5 business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by such Lender at least 10 business days prior to the Closing Date.

6.
Marketing Period. The Arranger shall have been afforded a period of at least 15 consecutive Business Days from the delivery to the Arranger of the First Lien Facility Marketing Materials to syndicate the First Lien Facility.

7.
Financial Statements. The Arranger shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the 2011, 2012 and 2013 fiscal years (b) unaudited consolidated statements of income of the Acquired Business in a form substantially similar to the “Hyperion P&L” statements contained in the online data room (items 3.2.29.1 and 3.2.29.2) for each month subsequent to the most recent audit delivered pursuant to (a) above, and ended 45 days or more prior to the Closing Date and (c) a pro forma consolidated statement of income for the Borrower as of and for the twelve month period ending on the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) above, so long as such recently complete fiscal period is a calendar quarter end, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, which shall be on a combined and/or consolidated basis consistent with the historic financial statements used in such pro forma financial statements.

8.
Indebtedness. After giving effect to the Transactions, PSP and its subsidiaries (including the Acquired Business) shall have outstanding no indebtedness other than (a) the loans and other extensions of credit under the Existing Credit Agreement and the First Lien Facility and (b) any other indebtedness permitted pursuant to the Existing Credit Agreement, the Acquisition Agreement or the Loan Documents.

Commitment Letter Exhibit B-2